Exhibit 99.1

News Release

For Immediate Release		http://www.ball.com
Investor Contact:	Ann T. Scott	303-460-3537, ascott@ball.com
Media Contact:	Scott McCarty	303-460-2103, smccarty@ball.com

Ball Corporation Announces Third Quarter Results

BROOMFIELD, Colo., Oct. 26, 2006—Ball Corporation [NYSE:BLL] today reported third quarter earnings of $101.5 million, or 97 cents per diluted share, on sales of $1.82 billion, compared to $79.3 million, or 73 cents per diluted share, on sales of $1.58 billion in the third quarter of 2005.
For the first nine months of 2006, Ball’s results were earnings of $278.8 million, or $2.65 per diluted share, on sales of $5.03 billion, compared to $216.9 million, or $1.95 per diluted share, on sales of $4.46 billion in the first three quarters of 2005.
The 2006 results include a gain of $2.8 million ($1.7 million after tax, or two cents per diluted share) in the third quarter and $76.9 million ($46.9 million after tax, or 45 cents per diluted share) in the first nine months for insurance recovery from a fire that occurred April 1 at a beverage can manufacturing plant in Germany. The 2005 third quarter results include net after-tax costs of $12.5 million, or 12 cents per diluted share, connected with debt refinancing and with a program to streamline the company’s beverage can end manufacturing processes. The nine-month 2005 results included net after-tax costs of $18.4 million, or 16 cents per diluted share, related to business consolidation and debt refinancing activities.
“Overall, we were pleased with our third quarter results, especially considering the increased cost pressures we continue to experience throughout the corporation,” said R. David Hoover, chairman, president and chief executive officer. “We are making progress on profit improvement and pricing initiatives that are essential to our achieving acceptable returns. We also are making good progress on integrating the acquisitions we made earlier this year and on completing important projects to improve operating efficiencies.”

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

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Metal Beverage Packaging, Americas

Earnings in the quarter for the metal beverage packaging, Americas, segment were $63.7 million on sales of $659.6 million, compared to $49.4 million, including a $19.3 million charge for costs associated with streamlining can end manufacturing processes, on sales of $636.1 million in the third quarter of 2005. For the first nine months segment earnings were $182.9 million on sales of $1.99 billion, compared to $177.4 million, including the $19.3 million charge, on sales of $1.85 billion in the first three quarters of 2005. A last in, first out inventory adjustment had a negative effect of $9.3 million on segment earnings in the third quarter of 2006, compared to $2.7 million in 2005.
“We made further progress on our project to streamline our beverage can end manufacturing. We expect to cease end manufacturing at our Reidsville, N.C., plant in the fourth quarter,” Hoover said. “We will supply those ends from other facilities and as a result should begin to realize in 2007 some of the savings anticipated from this multi-year, multi-plant project.”

Metal Beverage Packaging, Europe/Asia

Third quarter earnings in the metal beverage packaging, Europe/Asia, segment were $66 million, including $2.8 million in property insurance gains, on sales of $425.1 million, compared to $56.7 million on sales of $366.1 million in the third quarter of 2005. For the first nine months segment earnings were $235.7 million, including $76.9 million in property insurance gains, on sales of $1.16 billion, compared to $145 million on sales of $1.06 billion in the same period in 2005.
“The loss of production volume resulting from the April 1 fire made for an extremely tight beverage can supply situation for us in Europe this summer,” Hoover said. “Our new plant in Serbia and improved performance at other facilities helped bridge a portion of the volume gap, but that contribution was partially offset by higher material, freight and energy costs. In China, the demand for beverage cans continues to grow and we continue to work through a year where high raw material prices have hurt results, but where stringent cost controls have been put in place and plant performance has improved.”

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation - 3

Metal Food & Household Products Packaging, Americas

Earnings for the third quarter in the metal food and household products packaging, Americas, segment were $19.4 million on sales of $381.3 million, compared to $10.1 million on sales of $292.2 million in the third quarter of 2005. For the first nine months of 2006, earnings were $33.2 million, including a $1.7 million charge for costs to shut down a food can manufacturing line in Whitby, Ontario, on sales of $884.8 million, compared to $16.7 million, including a $8.8 million charge to shut down a food can manufacturing plant in Quebec, on sales of $655.5 in the same period in 2005. Ball acquired U.S. Can Corporation on March 27, 2006, and results from the acquired business have been included in the metal food and household products packaging segment since that date.
“We continue to consolidate the assets acquired from U.S. Can with those of our legacy metal food can operations,” Hoover said. “Those activities led to our announced decision to close plants in Alliance, Ohio, and Burlington, Ontario, later this year with anticipated annual cost savings of approximately $8 million.”

Plastic Packaging, Americas

Earnings for the third quarter in the plastic packaging, Americas, segment were $8.3 million on sales of $185.9 million, compared to $4.2 million on sales of $124.7 million in the third quarter of 2005. Through the first three quarters of 2006, segment earnings were $17.1 million on sales of $486.8 million, compared to $12.2 million on sales of $373.9 in the first three quarters of 2005. The 2006 results include those of assets acquired from Alcan on March 28, 2006.
“We have completed the relocation of some of the equipment acquired from Alcan Plastics into other plants and have consolidated the R&D functions associated with the acquired business into our overall packaging R&D operations in Colorado,” Hoover said. “Some of the activities from the Alliance plant will be consolidated into one of the facilities we acquired from Alcan Plastics as part of the ongoing integration of our manufacturing assets.”

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation - 4

Aerospace and Technologies

Earnings were $15.6 million on sales of $170.4 million during the third quarter of 2006 in the aerospace and technologies segment, compared to $15.2 million on sales of $164.8 million in the third quarter of 2005. For the first three quarters, earnings were $33.4 million on sales of $505.7 million, compared to $39 million on sales of $527.5 in the first three quarters of 2005.
“Excellent performance on several fixed price programs that ended in the quarter helped boost third quarter results in aerospace and technologies,” Hoover said. “That kind of continued performance, along with some hopeful signs we are beginning to see in the awarding and funding of certain scientific and defense contracts, we believe bode well for this segment as we look to next year.”

Outlook

Raymond J. Seabrook, executive vice president and chief financial officer, said he anticipates full-year free cash flow to be in the range of $250 million.
“The seasonal working capital build we have seen through the first nine months will be largely eliminated in the fourth quarter. We will continue our focus on free cash flow generation in the future as some of the major capital spending projects we have been engaged in wind down and we begin to realize the benefits from them,” Seabrook said.
“At mid-year we said we expected results for the second half of 2006 would be better than those of the first half, excluding property insurance recovery related to the fire in Germany,” Hoover said. “Our solid third quarter results now make us confident of that outcome.
“The cost recovery initiatives we have and will continue to implement throughout our reporting segments will be critical to sustaining and improving our performance in 2007. Some of those initiatives have been announced and already are being implemented, and others are being discussed and developed with suppliers and customers,” Hoover said.
Ball Corporation is a supplier of high-quality metal and plastic packaging products and owns Ball Aerospace & Technologies Corp. Ball reported 2005 sales of $5.8 billion and employs 15,600 people.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation - 5

Conference Call Details
Ball Corporation [NYSE: BLL] will hold its regular quarterly conference call on the company’s results and performance today at 9 a.m. Mountain Time (11 a.m. Eastern). The North American toll-free number for the call is 888-391-0236. International callers should dial 212-676-5387. For those unable to listen to the live call, a taped rebroadcast will be available until 11 a.m. Mountain Time on Nov. 2, 2006. To access the rebroadcast, dial 800-633-8284 (domestic callers) or +1-402-977-9140 (international callers) and enter 21304689 as the reservation number.
Please use the following URL for a Web cast of the live call and for the replay:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=1390670
A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s Web site at www.ball.com in the investor relations section under “presentations.”

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available at our Web site and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in consumer and customer demand and preferences; availability and cost of raw materials, including recent significant increases in resin, steel, aluminum and energy costs, and the ability to pass such increases on to customers; competitive packaging availability, pricing and substitution; changes in climate and weather; fruit, vegetable and fishing yields; industry productive capacity and competitive activity; failure to achieve anticipated productivity improvements or production cost reductions, including those associated with our beverage can end project; the German mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; changes in foreign exchange rates, tax rates and activities of foreign subsidiaries; and the effect of LIFO accounting. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; acquisitions, joint ventures or divestitures; integration of recently acquired businesses; regulatory action or laws including tax, environmental and workplace safety; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company’s defined benefit retirement plans; pension changes; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

28/06                             # # #

Condensed Financials (3rd quarter 2006)

Unaudited Statements of Consolidated Earnings

	Three months ended		Nine months ended
	October 1,	October 2,	October 1,	October 2,
($ in millions, except per share amounts)	2006	2005	2006	2005
Net sales (Note 1)	$1,822.3	$1,583.9	$5,029.7	$4,460.0
Costs and expenses
Cost of sales (excluding depreciation and amortization)	1,526.0	1,329.5	4,232.3	3,726.5
Business consolidation costs (Note 3)	-	19.3	1.7	28.1
Depreciation and amortization	64.5	54.4	184.0	160.8
Selling, general and administrative	66.5	52.2	210.3	173.7
Property insurance gain (Note 3)	(2.8)	-	(76.9)	-
	1,654.2	1,455.4	4,551.4	4,089.1
Earnings before interest and taxes (Note 1)	168.1	128.5	478.3	370.9
Interest expense	(37.2)	(24.4)	(98.1)	(74.5)
Debt refinancing costs (Note 3)	-	(1.3)	-	(1.3)
Total interest expense	(37.2)	(25.7)	(98.1)	(75.8)
Tax provision	(32.9)	(26.6)	(112.6)	(89.3)
Minority interests	(0.1)	(0.2)	(0.5)	(0.7)
Equity in results of affiliates	3.6	3.3	11.7	11.8
Net earnings	$101.5	$79.3	$278.8	$216.9
Earnings per share (Note 3):
Basic	$0.98	$0.74	$2.70	$1.98
Diluted	$0.97	$0.73	$2.65	$1.95

Weighted average shares outstanding (000s):
Basic	103,292	106,696	103,397	109,301
Diluted	104,901	108,580	105,124	111,385

Condensed Financials (3rd quarter 2006)

Unaudited Statements of Consolidated Cash Flows

	Three months ended		Nine months ended
	October 1,	October 2,	October 1,	October 2,
($ in millions)	2006	2005	2006	2005
Cash Flows From Operating Activities:
Net earnings	$101.5	$79.3	$278.8	$216.9
Depreciation and amortization	64.5	54.4	184.0	160.8
Property insurance gain (Note 3)	(2.8)	-	(76.9)	-
Business consolidation costs (Note 3)	-	19.3	1.7	28.1
Change in working capital	19.0	99.5	(256.6)	(64.9)
Other	0.1	(37.9)	(14.9)	(56.1)
	182.3	214.6	116.1	284.8
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(60.1)	(45.9)	(187.6)	(194.2)
Acquisitions (Note 2)	(1.0)	-	(786.4)	-
Property insurance proceeds (Note 3)	-	-	32.4	-
Other	1.1	0.3	9.7	(9.2)
	(60.0)	(45.6)	(931.9)	(203.4)
Cash Flows From Financing Activities:
Net change in borrowings	(94.8)	(3.1)	890.2	154.9
Dividends	(10.0)	(10.5)	(30.7)	(32.3)
Purchase of common stock, net	(13.2)	(142.4)	(44.7)	(310.4)
Other	1.9	0.2	(2.1)	-
	(116.1)	(155.8)	812.7	(187.8)
Effect of exchange rate changes on cash	0.4	1.5	1.2	(1.9)
Change in cash	6.6	14.7	(1.9)	(108.3)
Cash-beginning of period	52.5	75.7	61.0	198.7
Cash-end of period	$59.1	$90.4	$59.1	$90.4

Condensed Financials (3rd quarter 2006)

Unaudited Consolidated Balance Sheets

	October 1,	October 2,
($ in millions)	2006	2005
Assets
Current assets
Cash and cash equivalents	$59.1	$90.4
Receivables, net	768.2	561.5
Inventories, net	768.4	578.2
Deferred taxes and other current assets	98.7	96.0
Total current assets	1,694.4	1,326.1
Property, plant and equipment, net	1,821.6	1,507.3
Goodwill	1,724.8	1,272.7
Other assets	487.9	270.3
Total assets	$5,728.7	$4,376.4
Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt	$136.9	$196.2
Payables and accrued liabilities	1,132.1	967.5
Total current liabilities	1,269.0	1,163.7
Long-term debt	2,411.7	1,555.6
Other liabilities and minority interests	928.1	781.9
Shareholders’ equity	1,119.9	875.2
Total liabilities and shareholders’ equity	$5,728.7	$4,376.4

Notes to Condensed Financials (3rd quarter 2006)

1. Business Segment Information
	Three months ended		Nine months ended
	October 1,	October 2,	October 1,	October 2,
($ in millions)	2006	2005	2006	2005
Sales-
Metal beverage packaging, Americas	$659.6	$636.1	$1,992.6	$1,844.7
Metal beverage packaging, Europe/Asia	425.1	366.1	1,159.8	1,058.4
Metal food & household products packaging, Americas (Note 2)	381.3	292.2	884.8	655.5
Plastic packaging, Americas (Note 2)	185.9	124.7	486.8	373.9
Aerospace and technologies	170.4	164.8	505.7	527.5
Consolidated net sales	$1,822.3	$1,583.9	$5,029.7	$4,460.0

Earnings before interest and taxes (A)-
Metal beverage packaging, Americas	$63.7	$68.7	$182.9	$196.7
Business consolidation costs (Note 3)	-	(19.3)	-	(19.3)
Total metal beverage packaging, Americas	63.7	49.4	182.9	177.4
Metal beverage packaging, Europe/Asia	63.2	56.7	158.8	145.0
Property insurance gain (Note 3)	2.8	-	76.9	-
Total metal beverage packaging, Europe/Asia	66.0	56.7	235.7	145.0
Metal food & household products packaging, Americas (Note 2)	19.4	10.1	34.9	25.5
Business consolidation costs (Note 3)	-	-	(1.7)	(8.8)
Total metal food & household products packaging, Americas	19.4	10.1	33.2	16.7
Plastic packaging, Americas (Note 2)	8.3	4.2	17.1	12.2
Aerospace and technologies	15.6	15.2	33.4	39.0
Segment earnings before interest and taxes	173.0	135.6	502.3	390.3
Undistributed corporate costs	(4.9)	(7.1)	(24.0)	(19.4)
Earnings before interest and taxes	$168.1	$128.5	$478.3	$370.9

(A) Certain reclassifications were made to prior year figures to conform to the current year presentation.

2. Acquisitions

On March 27, 2006, Ball Corporation acquired all the issued and outstanding shares of U.S. Can Corporation (U.S. Can) for consideration of 444,756 Ball common shares, together with the repayment of $598 million of existing U.S. Can debt, including $27 million of bond redemption premiums and fees. The acquisition has been accounted for as a purchase, and, accordingly, its results have been included in our consolidated financial statements in the metal food and household products packaging, Americas, segment from March 27, 2006.

The acquired business manufactures and sells aerosol cans, paint cans, plastic containers and custom and specialty containers in 10 plants in the U.S. and is the largest manufacturer of aerosol cans in North America. In addition, the company manufactures and sells aerosol cans in two plants in Argentina. The acquired operations employ 2,300 people and have annual sales of approximately $600 million.

Notes to Condensed Financials (3rd quarter 2006)

2. Acquisitions (continued)

On March 28, 2006, Ball Corporation acquired certain North American plastic container net assets from Alcan Packaging for a total cash consideration of $185 million. Ball acquired plastic container manufacturing plants in Batavia, Illinois; Bellevue, Ohio; and Brampton, Ontario; as well as certain equipment and other assets at an Alcan research facility in Neenah, Wisconsin; and at a plant in Newark, California. The acquisition has been accounted for as a purchase, and, accordingly, its results have been included in our consolidated financial statements in the plastic packaging, Americas, segment from March 28, 2006.

The acquired business primarily manufactures and sells barrier polypropylene plastic bottles used in food packaging and, to a lesser extent, manufactures and sells barrier PET plastic bottles used for beverages and foods. The acquired operations employ 470 people and have annual sales of approximately $150 million.

3. Business Consolidation Activities, Property Insurance Gain and Debt Refinancing Costs

2006

On April 1, 2006, there was a fire in the metal beverage can plant in Hassloch, Germany, which damaged a significant portion of the building and machinery and equipment. After review and confirmation from the insurance carrier, $74.1 million ($45.2 million after tax) and $2.8 million ($1.7 million after tax) of property insurance gains were recorded in the second and third quarter, respectively. The accounting gains are the result of asset replacement costs being higher than the asset book values at the time of the fire. Property insurance proceeds of $32.4 million were received through the nine months ended October 1, 2006, and the damaged plant is expected to be operational in the second quarter of 2007.

In the second quarter, earnings of $0.4 million ($0.2 million after tax) were recorded to reflect the recovery of amounts previously expensed in a 2005 business consolidation charge.

In the first quarter, a $2.1 million charge ($1.4 million after tax) was recorded in the metal food and household products packaging, Americas, segment to shut down a food can line in a Canadian plant. The charge was comprised of employee termination costs and impairment of plant equipment and related spares and tooling.

2005

In the third quarter of 2005, Ball commenced a project to upgrade and streamline its North American beverage can end manufacturing capabilities, a project that is expected to result in productivity gains and cost reductions. In connection with these activities, the company recorded a $19.3 million charge ($11.7 million after tax) primarily for the write off of obsolete equipment spare parts and employee termination costs.

During the third quarter, Ball redeemed $31 million of its 7.75% senior notes due in August 2006. The redemption resulted in debt refinancing costs of $1.3 million ($0.8 million after tax).

In the second quarter, a charge of $8.8 million ($5.9 million after tax) was recorded to close a metal food container plant in Quebec.

Notes to Condensed Financials (3rd quarter 2006)

3. Business Consolidation Activities, Property Insurance Gain and Debt Refinancing Costs (continued)

A summary of the effects of the above transactions on after-tax earnings follows:

	Three months ended		Nine months ended
	October 1,	October 2,	October 1,	October 2,
($ in millions, except per share amounts)	2006	2005	2006	2005
Net earnings as reported	$101.5	$79.3	$278.8	$216.9
Debt refinancing costs, net of tax	-	0.8	-	0.8
Property insurance gain, net of tax	(1.7)	-	(46.9)	-
Business consolidation costs, net of tax	-	11.7	1.2	17.6
Net earnings before the above items	$99.8	$91.8	$233.1	$235.3
Per diluted share before the above items	$0.95	$0.85	$2.21	$2.11

Ball’s management segregates the above items related to debt refinancing costs, closed facilities and insurance gain to evaluate the company’s performance of current operations. The above is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited consolidated financial statements.

4. Subsequent Event

On October 12, 2006, the company announced plans to close two manufacturing facilities in North America by the end of 2006 as part of the realignment of the metal food and household packaging products, Americas, segment following the acquisition earlier this year of U.S. Can. The company will close a leased facility in Alliance, Ohio, which was one of 10 manufacturing locations acquired from U.S. Can, and a Canadian plant in Burlington, Ontario, which was part of the metal food can operations prior to the U.S. Can acquisition. The closure of the Alliance plant will be treated as an opening balance sheet item related to the U.S. Can acquisition. An after-tax charge of approximately $25 million will be recorded in the fourth quarter related to equipment disposal and the Burlington closure. The Alliance and Burlington closure costs will be cash flow neutral after tax benefits and proceeds from the sale of fixed assets. These actions are expected to reduce operating costs by $8 million annually commencing in 2007.